Exhibit 10(c)

ALBERTO-CULVER COMPANY

EMPLOYEE INCENTIVE AND RETENTION PLAN

Article 1. Purpose. The Alberto-Culver Company Employee Incentive and Retention Plan (the “Plan”), as set forth herein, is intended to reward certain employees of Alberto-Culver Company and its subsidiaries (collectively, the “Company”) who continue to provide services to the Company until the consummation of the merger of Ace Merger, Inc. with and into the Company pursuant to the terms and conditions of the Merger Agreement, as defined below (the “Merger”).

Article 2. Definitions.

(a)	“Committee” means the Compensation and Leadership Development Committee of the Company.

(b)	“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(c)	“Incentive Award” means the bonus amount to which a Participant is entitled under an Incentive Plan for the performance period beginning October 1, 2010 and ending on the Retention Date.

(d)	“Incentive Plan” means any of the MBP, MIP, SIP or the Simple Short Term Incentive Plan.

(e)	“MBP” means the Alberto-Culver Company Management Bonus Plan.

(f)	“Merger Agreement” means the Agreement and Plan of Merger Dated as of September 27, 2010, Among Unilever N.V., Unilever PLC, Conopco, Inc., ACE Merger, Inc. and Alberto-Culver Company.

(g)	“MIP” means the Alberto-Culver Company Management Incentive Plan.

(h)	“Participant” means an employee of the Company who is a participant in an Incentive Plan as of the Effective Date.

(i)	“Incentive and Retention Bonus” means an additional bonus amount equal to the Incentive Award which a Participant is entitled to receive.

(j)	“Retention Date” means the earlier of the Effective Time and the date the Incentive and Retention Bonus is paid.

(k)	“SIP” means the Alberto-Culver Company Sales Incentive Plan.

Article 3. Effective Date of Plan. This Plan is effective as of February 2, 2011 (the “Effective Date”).

Article 4. Eligibility. To be eligible as a Participant in the Plan, an employee must be a participant under an Incentive Plan as of the Effective Date.

Article 5. Incentive and Retention Bonuses.

5.1. Each Participant who remains continuously employed by the Company from the Effective Date until the Retention Date shall be entitled to an Incentive and Retention Bonus. For

Participants in the MIP, MBP and Simple Short Term Incentive Plan, the Incentive and Retention Bonus shall be paid to the Participant in a lump sum cash payment, less applicable withholding taxes, at the same time and in the same currency that his or her Incentive Award is paid, but in no event shall such payment be made later than December 15, 2011. For Participants in the SIP, the Incentive and Retention Bonus shall be paid to the Participant in a lump sum cash payment, less applicable withholding taxes, at the same time and in the same currency that the final portion of his or her Incentive Award is paid, but in no event shall such payment be made later than December 15, 2011. Unpaid amounts outstanding after the date that payment is required hereunder shall accrue interest at the rate specified in Section 14(c)(2) of the MIP, as such Section 14(c)(2) exists as of the Effective Date.

5.2. If a Participant’s employment terminates for any reason prior to the Retention Date, such Participant shall not be entitled to any payment under the Plan.

Article 6. Administration. The Committee shall be responsible for the administration of the Plan and is authorized by majority action to interpret the Plan and to make any other determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under the Plan, including the delegation of such authority or power, where appropriate. Until such time as the Committee revokes this delegation, the Plan with respect to the Participants in the MBP, SIP and the Simple Short Term Incentive Plan shall be administered by the management compensation committee that administers the MBP (the “Delegated Committee”). The Plan shall be administered by the Committee and the Delegated Committee consistent with the purpose and terms of the Plan. Determinations by the Committee and the Delegated Committee under this Plan need not be uniform and may be made selectively among Participants, whether or not such persons are similarly situated. No member of the Committee or the Delegated Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award made hereunder.

Article 7. Amendment and Termination. The Plan shall terminate when all Incentive and Retention Bonuses have been paid to the respective Participants. The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant.

Article 8. Miscellaneous.

8.1. Benefits provided under the Plan shall be in addition to the bonuses paid under the terms of each Incentive Plan and any payments or accelerated vesting available under any other employee benefit plan, program or arrangement, including an individual employment or severance agreement, which shall be paid in accordance with the terms and conditions of such Incentive Plan or such other plan, program or arrangement.

8.2. The right of a Participant to receive an Incentive and Retention Bonus shall not be deemed a right to continued employment prior to or after the Effective Time, and shall not entitle the Participant to additional retention or severance payments under any other retention or severance plan or program implemented by the Company.

8.3. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest.

8.4. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state, foreign, provincial, or local, in connection with any Incentive and Retention Bonus.

8.5. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise. Following the Effective Time, the Plan shall be binding on the Surviving Corporation, as defined in the Merger Agreement, to the same extent as if the Surviving Corporation had expressly assumed the Plan.

8.6. The Plan and all determinations made and actions taken under the Plan shall be governed by the laws of Illinois (excluding the choice of law provisions thereof).

8.7. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which parts shall remain in full force and effect.

3